EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Registration Statement of Sigyn Therapuetics, Inc. on Form S-1 to be filed on or about June 22, 2022, of our report dated March 21, 2022, on our audits of the financial statements of Sigyn Therapuetics, Inc. as of December 31, 2021 and 2020 and for the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paris Kreit & Chiu CPA LLP

New York, NY

June 22, 2022